Exhibit 99.1
Superior Well Services, Inc. Announces Fourth Quarter and Year-End 2009 Results
Indiana, Pa., March 9, 2010 /PRNewswire-FirstCall/ — Superior Well Services, Inc. (Nasdaq: SWSI), a provider of wellsite solutions specializing in technical pumping and completion, down-hole surveying and fluid logistic services, today announced a net loss for the three months ended December 31, 2009 of $15.2 million, or a $0.58 loss per diluted share, compared to net income of $11.9 million, or $0.48 per diluted share, in the same period in 2008.
The 2009 fourth quarter net loss of $15.2 million, or a $0.58 net loss per diluted share, compares to a net loss of $11.8 million, or a $0.54 net loss per diluted share, in the previous quarter ended September 30, 2009. Net loss for the third quarter of 2009 includes the impact of a $0.2 million after-tax ($0.3 million pre-tax) non-cash goodwill and intangible impairment charge.
Revenue in the fourth quarter of 2009 was $95.9 million, a 5.7% increase from the $90.8 million reported in the previous quarter and a 40.7% decrease from the $161.7 million reported in the fourth quarter of 2008. Operating loss for the fourth quarter was $19.6 million compared to $16.5 million of operating loss, which includes a $0.3 million goodwill and intangible impairment charge, reported for the previous quarter, and $22.5 million of operating income reported in the fourth quarter of 2008.
Adjusted EBITDA, a non-GAAP financial measure, totaled $0.8 million, as compared to $3.2 million reported for the previous quarter and $36.4 million reported in the fourth quarter of 2008. For our definition of Adjusted EBITDA, please see footnote 1. For a reconciliation of Adjusted EBITDA to net income (loss), please see the non-GAAP financial measure tables included in this press release.
David Wallace, Chief Executive Officer, said, “The fourth quarter showed a continued improvement in the U.S. land rig count. We experienced a 4% increase in activity levels as compared to the previous quarter. Activity levels in the fourth quarter ramped up as our customers gained visibility on the outlook for heating degree day withdrawals on natural gas storage. December was one of our busiest months of the year even with the impact of weather and the holidays.
In the fourth quarter, we sold 6,900,000 shares of common stock through a public offering and raised net proceeds of approximately $68.5 million which was used to pay down a portion of our credit facility. At year end, we had a debt to book capitalization ratio of 33.4%, and we anticipate using our income tax receivable of $36.0 million to further reduce the outstanding borrowings under our credit facility when it is received in 2010. We anticipate receiving proceeds from our income tax receivable in the second quarter of 2010.
In 2010, we began to see improved pricing in some areas and anticipate that pricing will continue to improve across our areas of operation, assuming that drilling activity continues at current levels. We continue to closely monitor our activity levels by service center, adjust our costs and reposition employees and equipment to take advantage of areas with higher margins within our geographic footprint.”
Stimulation, cementing, nitrogen, down-hole surveying, completion and fluid logistics revenue represented 66.3%, 13.0%, 6.9%, 5.8%, 3.8% and 4.2%, respectively, of our total revenue of $95.9 million in the fourth quarter of 2009. Revenue increases in our Appalachian and Rocky Mountain operating regions more than offset slight revenue decreases in our Southeast, Southwest and Mid-Continent operating regions compared to the previous quarter. As a percentage of gross revenue, sales discounts decreased slightly by 0.4% in the fourth quarter of 2009 compared to the previous quarter.
Cost of revenue increased 9.2%, or $8.8 million, for the fourth quarter of 2009 compared to the previous quarter. As a percentage of net revenue, cost of revenue increased by 3.5% to 108.7% for the fourth quarter of 2009 from 105.2% for the previous quarter due primarily to increases in repairs and materials as a percentage of net revenue. Repair costs as a percentage of net revenue increased by 2.6% due to higher equipment repairs related to repairs on ancillary components used in our shale based activities. Material costs as a percentage of net revenue increased by 0.4% in the fourth quarter of 2009 from 39.8% in the previous quarter due to higher freight and demurrage charges associated in large part with the logistics of moving materials in our unconventional work. Outside contractor and labor expenses as a percentage of net revenue increased by 0.2% to 23.0% in the fourth quarter of 2009 as compared to 22.8% in the previous quarter due to using more contract employees in the fourth quarter of 2009 used to support the higher activity levels.

SG&A expenses decreased 1.7% or $0.2 million for the fourth quarter of 2009 compared to the previous quarter. As a percentage of net revenue, SG&A expenses decreased by 0.9% to 11.7% for the fourth quarter of 2009 from 12.6% for the previous quarter primarily due to lower labor expenses. Labor decreased 4.0% or $0.3 million in the fourth quarter of 2009 compared to the previous quarter.
For the fourth quarter of 2009, we made capital expenditures of approximately $4.5 million for maintenance on our existing equipment base and to purchase new and upgrade existing equipment. We plan to continue to focus on minimizing our discretionary spending and limiting our capital expenditures given the current operating environment.
At December 31, 2009, we had $98.9 million of working capital and total long-term debt of $163.6 million, with $82.7 million outstanding under our $100.0 million credit facility. Our credit facility matures in March 2013 and we are currently in compliance with all of the debt covenants under that facility as well as under the indenture governing our second lien notes.
We will host a conference call on Tuesday, March 9, 2010 at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-277-1182 and ask for the Superior Well Services, Inc. 2009 fourth quarter financial results conference call. The confirmation code for the meeting is 34118014. A replay of the call will be available through March 24th at 888-286-8010. The conference ID for the replay is 85437824.
A simultaneous webcast of the call may be accessed over the Internet at www.swsi.com using the investor relations section of the website.
For more information about Superior Well Services, Inc. (Nasdaq: SWSI) please visit www.swsi.com. Financial and other information about us is routinely posted on and accessible at www.swsi.com.
Web Site: http://www.swsi.com
SOURCE Superior Well Services, Inc.
Chris Peracchi
of Superior Well Services, Inc.
+1-724-403-9108
cperacchi@swsi.com

(1) We define Adjusted EBITDA as net income (loss) plus interest, taxes, non-cash stock compensation expense, non-cash goodwill and intangible impairment, depreciation, amortization and accretion. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We have included Adjusted EBITDA as a supplemental disclosure because our management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use Adjusted EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of Adjusted EBITDA to net income following the consolidated statement of operations included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors our management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to: a sustained or further decrease in domestic spending by the oil and natural gas exploration and production industry; a continued decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; overcapacity and competition in our industry; our inability to comply with the financial and other covenants in our debt agreements as a result of reduced revenues and financial performance or our inability to raise sufficient funds through assets sales or equity issuances unanticipated costs, delays or other difficulties in executing our growth strategy, including difficulties associated with the integration of the Diamondback asset acquisition; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2008	2009	change	2008	2009	change
Revenue	$161,706	$95,918	(40.7)%	$520,889	$399,463	(23.3)%
Cost of revenue	125,145	104,286	(16.7)%	406,044	427,733	5.3%

Gross profit (loss)	36,561	(8,368)	(122.9)%	114,845	(28,270)	(124.6)%
Selling, general and administrative expenses	14,088	11,223	(20.3)%	45,702	52,644	15.2%
Goodwill and intangible impairment	—	—		—	33,479

Operating income (loss)	22,473	(19,591)	(187.2)%	69,143	(114,393)	(265.4)%
Interest expense	1,958	3,630		2,834	13,762
Other income (expense), net	2	839		(135)	1,249

Income (loss) before income taxes	20,517	(22,382)	(209.1)%	66,174	(126,906)	(291.8)%
Income taxes (benefit)
Current	419	(17,557)		7,058	(35,791)
Deferred	8,188	10,382		20,304	(11,500)

	8,607	(7,175)		27,362	(47,291)

Net income (loss)	$11,910	$(15,207)	(227.7)%	$38,812	$(79,615)	(305.1)%

Dividends on preferred stock	(108)	(750)		(108)	(3,000)
Net income (loss) available to common stockholders	$11,802	$(15,957)	(235.2)%	$38,704	$(82,615)	(313.5)%

Earnings (loss) per common share:
Basic	$0.51	$(0.58)	(213.7)%	$1.67	$(3.39)	(303.0)%

Fully diluted	$0.48	$(0.58)	(220.8)%	$1.64	$(3.39)	(306.7)%

Weighted average shares outstanding — basic:	23,153,687	27,657,116		23,150,463	24,334,522
Weighted average shares outstanding — diluted:	24,589,011	30,657,116		23,661,608	27,334,522
Revenue by Operating Region (amounts in thousands):

	Three Months Ended December 31,				Twelve Months Ended December 31,
Region	2008		2009		2008		2009
Appalachian	$43,791	27.2%	$34,792	36.3%	$179,173	34.4%	$125,220	31.3%
Southeast	29,992	18.5	16,245	16.9	92,971	17.8	66,325	16.6
Southwest	32,739	20.2	17,030	17.8	82,857	15.9	98,002	24.5
Rocky Mountain	17,509	10.8	9,312	9.7	60,281	11.6	25,744	6.5
Mid-Continent	37,675	23.3	18,539	19.3	105,607	20.3	84,172	21.1

Total	$161,706	100.0%	$95,918	100.0%	$520,889	100.0%	$399,463	100.0%

Revenue by Service Type (amounts in thousands):

	Three Months Ended December 31,				Twelve Months Ended December 31,
			$				$
Service Type	2008	2009	change	% change	2008	2009	change	% change
Stimulation	$108,358	$63,560	$(44,798)	(41.3)%	$334,571	$262,275	$(72,296)	(21.6)%
Cementing	24,558	12,453	(12,105)	(49.3)	93,954	52,779	(41,175)	(43.8)
Nitrogen	9,456	6,616	(2,840)	(30.0)	34,788	25,661	(9,127)	(26.2)

Technical pumping services	142,372	82,629	(59,743)	(42.0)	463,313	340,715	(122,598)	(26.5)
Completion services	2,158	3,682	1,524	70.6	2,158	14,530	12,372	573.3
Down-hole surveying services	10,855	5,594	(5,261)	(48.5)	49,097	23,238	(25,859)	(52.7)

Technical service revenue	155,385	91,905	(63,480)	(40.9)	514,568	378,483	(136,085)	(26.4)
Fluid logistics	6,321	4,013	(2,308)	(36.5)	6,321	20,980	14,659	231.9

Total revenue	$161,706	$95,918	$(65,788)	(40.7)%	$520,889	$399,463	$(121,426)	(23.3)%

Supplemental Data (amounts in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2009	2008	2009
Depreciation, amortization and accretion	$13,252	$18,862	$41,806	$72,418
Capital expenditures	8,899	4,522	90,424	28,103
Non-GAAP Financial Measures:
The following table presents a reconciliation of Adjusted EBITDA to our net income (loss) for each of the periods indicated (amounts in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2009	2008	2009
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$11,910	$(15,207)	$38,812	$(79,615)
Income tax expense (benefit)	8,607	(7,175)	27,362	(47,291)
Interest expense	1,958	3,630	2,834	13,762
Stock compensation expense	649	735	2,522	2,941
Goodwill and intangible impairment	—	—	—	33,479
Depreciation, amortization and accretion	13,252	18,862	41,806	72,418

Adjusted EBITDA	$36,376	$845	$113,336	$(4,306)

Three Months
Ended
September 30,
2009
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(11,785)
Income tax expense (benefit)	(7,988)
Interest expense	3,806
Stock compensation expense	735
Goodwill and intangible impairment	324
Depreciation, amortization and accretion	18,080

Adjusted EBITDA	$3,172

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